EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2014 Results

  Delivered another strong quarter of operating and financial results
  Increased data and video subs by a combined 3,197
  Provided solid growth in our commercial sales with a year over year increase of 21% in Metro Ethernet revenue
  Generated $48.4 million in cash from operations and a dividend payout ratio of 56.9%

MATTOON, Ill., May 1, 2014 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the first quarter 2014.

First quarter financial summary:

  Revenue was $149.6 million.
  Net cash from continuing operations was $48.4 million.
  Adjusted EBITDA was $71.1 million.
  Dividend payout ratio was 56.9%.

"We kicked off 2014 with a strong quarter," said Bob Currey, Chairman and Chief Executive Officer. "Our focus on broadband growth, along with commercial and carrier sales, drove our positive operating and financial results. Metro Ethernet continues to be a leading product with a 21% increase in revenue compared to the first quarter of last year. Overall, we added 3,197 broadband connections and continued to increase speeds across our network."

"Our financial performance included a strong quarter of cash flow generation resulting in a comfortable dividend payout ratio of 56.9%. We achieved an additional $0.6 million in annualized synergies from the SureWest acquisition and the completion of the final phase of billing integration remains on schedule for the third quarter of 2014," Currey concluded.

Operating Statistics at March 31, 2014, Compared to March 31, 2013.

	Period Ended March 31,
	2014	2013	Increase/(decrease)%

Data connections	258,244	250,334	7,910	3.2%
Video connections	110,805	107,492	3,313	3.1%
ILEC access lines	254,061	265,855	(11,794)	(4.4%)
Voice connections (non-ILEC)	122,172	127,866	(5,694)	(4.5%)
Total connections	745,282	751,547	(6,265)	(0.8%)

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $27.3 million, and the dividend payout ratio was 56.9%. At March 31, 2014, cash and cash equivalents were $6.8 million. The Company made capital expenditures of $25.4 million during the quarter.

Financial Highlights for the First Quarter Ended March 31, 2014

  Revenues were $149.6 million, compared to $151.5 million from continuing operations in the first quarter of 2013. Decreases in our network access and subsidy revenues were partially offset by growth in data and video revenues.
  Income from operations was $25.9 million, compared to $28.3 million from continuing operations in the first quarter of 2013. The decrease was primarily due to higher video programming costs and increases in our sales related expenses for our growth and expansion initiatives.
  Interest expense, net was $19.8 million, compared to $24.6 million for the same period last year. The improvement was driven by a lower overall cost of debt due to the successful December 2013 refinancing of our secured term debt as well as the March and September 2013 maturities of several higher cost interest rate swaps.
  Other income, net was $7.4 million, compared to $8.7 million for the same period in 2013.  The current quarter includes approximately $0.7 million in a non-cash loss on the disposal of assets as the result of the sale of a building in our Pennsylvania market. Cash distributions from our Verizon Wireless partnerships were $9.1 million compared to $8.1 million for the first quarter of 2013.
  Net income attributable to common stockholders was $8.3 million, compared to $6.8 million in the same period of 2013. "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release and was $10.0 million, compared to $8.2 million in the same quarter of 2013.
  Diluted net income per common share was $0.20 compared to $0.17 in the first quarter of 2013. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release and was $0.25 compared to $0.21 for the prior year period.
  Net cash provided by operating activities was $48.4 million compared to $36.2 million for the first quarter in 2013.
  Adjusted EBITDA was $71.1 million compared to $73.5 million from continuing operations in the same period in 2013.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.25 times to one.

Financial Guidance

The Company is reiterating its full year guidance:

	2014 Guidance	2013 Results

Cash Interest Expense	$75.0 million to $78.0 million	$81.9 million
Cash Income Taxes	$10.0 million to $15.0 million	$1.0 million
Capital Expenditures	$97.0 million to $103.0 million	$107.4 million

Dividend Payments

On April 29, 2014, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2014 to stockholders of record at the close of business on July 15, 2014. This will represent the 36th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 26932945. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until May 8, 2014 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of  SureWest Communications and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	March 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$ 6,829	$ 5,551
Accounts receivable, net	52,368	52,033
Income tax receivable	4,689	9,796
Deferred income taxes	7,960	7,960
Prepaid expenses and other current assets	14,151	12,380
Total current assets	85,997	87,720

Property, plant and equipment, net	875,467	885,362
Investments	112,585	113,099
Goodwill	603,446	603,446
Other intangible assets	37,628	40,084
Deferred debt issuance costs, net and other assets	17,891	17,667
Total assets	$ 1,733,014	$ 1,747,378

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 7,775	$ 4,885
Advance billings and customer deposits	26,527	25,934
Dividends payable	15,607	15,520
Accrued compensation	17,333	22,252
Accrued expense	43,132	38,697
Current portion of long-term debt and capital lease obligations	9,773	9,751
Current portion of derivative liability	694	660
Total current liabilities	120,841	117,699

Long-term debt and capital lease obligations	1,204,873	1,212,134
Deferred income taxes	180,023	179,859
Pension and other post-retirement obligations	71,066	75,754
Other long-term liabilities	10,000	9,593
Total liabilities	1,586,803	1,595,039

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 40,287,654 and 40,065,246, shares outstanding as of March 31, 2014 and December 31, 2013, respectively	403	401
Additional paid in capital	141,933	148,433
Accumulated other comprehensive loss, net	(728)	(1,000)
Noncontrolling interest	4,603	4,505
Total shareholders' equity	146,211	152,339
Total liabilities and shareholders' equity	$ 1,733,014	$ 1,747,378

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net revenues	$ 149,648	$ 151,528
Operating expenses:
Cost of services and products	55,300	55,052
Selling, general and administrative expenses	32,864	33,305
Depreciation and amortization	35,542	34,841
Income from operations	25,942	28,330
Other income (expense):
Interest expense, net of interest income	(19,831)	(24,600)
Other income, net	7,433	8,677
Income from continuing operations before income taxes	13,544	12,407
Income tax expense	5,122	5,549
Income from continuing operations	8,422	6,858

Income from discontinued operations, net of tax	--	24

Net income	8,422	6,882
Less: net income attributable to noncontrolling interest	98	99

Net income attributable to common shareholders	$ 8,324	$ 6,783

Net income per common share - basic and diluted
Income from continuing operations	$ 0.20	$ 0.17
Discontinued operations, net of tax	--	--
Net income per basic and diluted common share attributable to common shareholders	$ 0.20	$ 0.17

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$ 8,422	$ 6,882
Income from discontinued operations, net of tax	--	(24)
Net income from continuing operations	8,422	6,858
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	35,542	34,841
Deferred income taxes	--	(124)
Cash distributions from wireless partnerships in excess of/(less than) earnings	729	(770)
Non- cash stock-based compensation	784	656
Amortization of deferred financing	630	544
Other adjustments, net	1,391	2,519
Changes in operating assets and liabilities, net	896	(6,801)
Net cash provided by continuing operations	48,394	37,723
Net cash provided by (used in) discontinued operations	--	(1,531)
Net cash provided by operating activities	48,394	36,192
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(25,405)	(27,506)
Proceeds from sale of assets	1,241	21
Other	--	(84)
Net cash used by continuing operations	(24,164)	(27,569)
Net cash used in discontinued operations	--	(11)
Net cash used in investing activities	(24,164)	(27,580)
FINANCING ACTIVITIES
Proceeds on issuance of long-term debt	10,000	13,000
Payment of capital lease obligation	(157)	(85)
Payment on long-term debt	(17,275)	(15,310)
Dividends on common stock	(15,520)	(15,447)
Net cash used in financing activities	(22,952)	(17,842)
Net change in cash and cash equivalents	1,278	(9,230)
Cash and cash equivalents at beginning of period	5,551	17,854
Cash and cash equivalents at end of period	$ 6,829	$ 8,624

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2014	2013

Operating Revenues
Local calling services	$ 26,209	$ 26,580
Network access services	26,840	29,654
Subsidies	13,079	13,446
Long distance services	4,770	4,991
Data, video and internet services	68,189	66,312
Other services	10,561	10,545
Total operating revenue	$ 149,648	$ 151,528

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2014	2013
Net income from continuing operations	$ 8,422	$ 6,858
Add (subtract):
Income tax expense	5,122	5,549
Interest expense, net	19,831	24,600
Depreciation and amortization	35,542	34,841
EBITDA	68,917	71,848

Adjustments to EBITDA (1):
Other, net (2)	(7,717)	(7,084)
Investment distributions (3)	9,086	8,101
Non-cash compensation (4)	784	656

Adjusted EBITDA	$ 71,070	$ 73,521

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, transaction related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended March 31, 2014
Adjusted EBITDA	$ 71,070

- Cash interest expense	(18,393)
- Capital expenditures	(25,405)
- Cash income taxes	(15)

Cash available to pay dividends	$ 27,257

Dividends Paid	$ 15,520
Payout Ratio	56.9%

* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $4,391	$ 903,334
Drawn on $75.0 million revolver	8,000
Senior unsecured notes, net of discount of $1,653	298,347
Capital leases	4,965
Total debt as of March 31, 2014	$ 1,214,646
Less cash on hand	(6,829)
Total net debt as of March 31, 2014	$ 1,207,817

Adjusted EBITDA for the last twelve months ended March 31, 2014	$ 284,055

Total Net Debt to last twelve months
Adjusted EBITDA	4.25x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2014	2013
Net income attributable to common shareholders	$ 8,324	$ 6,783
Transaction and severance related costs, net of tax	765	1,015
Loss related to sale of building, net of tax	460	--
Non-cash stock compensation, net of tax	488	412
Adjusted net income attributable to common stockholders	$ 10,037	$ 8,210

Weighted average number of shares outstanding	39,877	39,755
Adjusted diluted net income per share	$ 0.25	$ 0.21

* Calculations above assume a 37.8 and 37.2 percent effective tax rate for the three months ended March 31, 2014 and 2013, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
ILEC access lines
Residential	145,814	147,247	148,811	150,711	152,644
Business	108,247	109,558	110,794	111,870	113,211
Total local access lines	254,061	256,805	259,605	262,581	265,855
Quarterly change	(1.1%)	(1.1%)	(1.1%)	(1.2%)	(1.0%)

Voice Connections [1,2]
Residential	72,080	73,219	74,588	76,101	77,515
Business	50,092	50,214	49,830	50,013	50,351
Total voice connections	122,172	123,433	124,418	126,114	127,866
Quarterly change	(1.0%)	(0.8%)	(1.3%)	(1.4%)	(1.4%)

Data and Internet Connections [2]	258,244	255,231	252,506	251,294	250,334
Quarterly change	1.2%	1.1%	0.5%	0.4%	1.1%
Res. penetration of marketable homes	30.5%	30.3%	30.2%	30.3%	30.3%

Video Connections [2]	110,805	110,621	109,892	109,095	107,492
Quarterly change	0.2%	0.7%	0.7%	1.5%	1.3%
Res. penetration of marketable homes	20.5%	20.5%	20.5%	20.7%	20.5%

Total Connections	745,282	746,090	746,421	749,084	751,547
Quarterly change	(0.1%)	(0.0%)	(0.4%)	(0.3%)	(0.1%)

Network Stats - Marketable Homes
Fiber homes	203,273	201,720	199,826	197,355	195,962
HFC homes	94,568	94,559	94,540	94,534	94,433
Copper homes	399,547	399,547	399,547	399,547	399,547
Total	697,388	695,826	693,913	691,436	689,942

Data marketable homes	684,960	683,398	681,485	679,008	677,514
% of total marketable homes	98%	98%	98%	98%	98%
Video marketable homes	532,853	530,834	528,921	526,444	524,950
% of total marketable homes	76%	76%	76%	76%	76%

Note: The figures in the table, excluding ILEC access lines, do not include SureWest business subscribers.

[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.
CONTACT: Matt Smith
         VP of Finance & Treasurer
         217-258-2959
         matthew.smith@consolidated.com